CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the Registration Statement on Form N-4 (No. 333-178750) (the “Registration Statement”) of our report dated March 20, 2025 relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company, consent to the incorporation by reference of our report dated March 20, 2025 relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America, and consent to the incorporation by reference in the Registration Statement of our reports dated April 10, 2025 relating to the financial statements of each of the variable investment options of Separate Account No. 70 and Equitable America Variable Account No. 70A indicated in our reports.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 22, 2025